FOR IMMEDIATE RELEASE

June 8, 1995


MASCO CORPORATION TO EVALUATE DIVESTITURE OF
ITS HOME FURNISHINGS GROUP

      MASCO CORPORATION announced today that its Board of Directors has determined that the divestiture of its Home Furnishings Group appears to be in the Company's and its shareholders' long-term strategic interest and thus has directed the Company to explore alternatives with respect to such a possible divestiture. The alternatives to be considered would include the creation of a new independent public company through either an initial public offering or a spin-off to MASCO shareholders or the sale of the Group. In each of these examples MASCO would anticipate receiving substantial cash proceeds either from a cash payment paid by the Group to MASCO prior to its becoming a public company or from the sale of the Group.

      Sales of the MASCO Home Furnishings Group in 1994 approximated $1.9 billion with operating profit of approximately $80 million. While these sales represented 42 percent of MASCO's total 1994 sales, its operating profit comprised less than 14 percent of MASCO's operating profit in 1994.

Richard A. Manoogian, Chairman of MASCO, stated:

      "We acquired the leadership companies that comprise our Home Furnishings Group over the last nine years and have melded them into the largest and finest group of home furnishings companies in the world. We have invested substantial amounts in these businesses to improve their operation, and today they are a profitable, diverse, comprehensive and productive Group. Our decision to evaluate a possible divestiture of these businesses is based on our belief that, while they are the world leader in home furnishings, they will not achieve the superior return criteria that we at MASCO have attained in the past in our other businesses and have set as our goals for the future. A prospective divestiture of our home furnishings businesses would enable us to better focus on our traditional home improvement and building products businesses which have historically achieved outstanding operating performance.

      "Our goal in any divestiture of the Home Furnishings Group would be to keep the companies intact as a single entity. We believe that the value of the Group would be higher and its customers and employees would be better served by maintaining a strong, combined entity."

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      MASCO's Home Furnishings Group includes such well-known brands as
Henredon, Drexel Heritage, Lexington, Universal, Berkline, Bench Craft, Maitland-Smith and Robert Allen Fabrics.

      The Home Furnishings Group represents an investment of approximately $1.7 billion on MASCO CORPORATION's balance sheet. While the Company believes that the book value of its investment in this Group is realizable in the longer term in the ordinary course of business, the Company believes that the current value of the Group is well in excess of $1 billion. Even then, depending upon the nature and timing of a divestiture, the potential transactions, while strengthening MASCO's balance sheet, may involve a substantial non-cash charge to MASCO's financial statements.

      MASCO CORPORATION manufactures home improvement, building and home furnishings products for the home and family.